Exhibit 10.9

HSBC Securities (USA) Inc.

FUTUREs

and

CLEARED DERIVATIVES TRANSACTIONS

CUSTOMER AGREEMENT

1

INSTRUCTIONS AND CONTENTS

To open one or more accounts with HSBC Securities (USA) Inc. (“HSBC”) for engaging in futures and cleared swaps transactions, the following forms (or documents contained therein) must be properly completed and signed by you (the “Customer”) where indicated:

• Futures and Cleared Derivatives Transactions Customer Agreement
• Schedule 1 – Form of Addendum for Cleared Derivatives Transactions (if applicable) • Schedule to Cleared Derivatives Addendum
• Schedule 2 – Addendum for Customers Covered by ERISA (if applicable)
• Customer Account Application and Documentation

In addition, you must read the disclosure statements applicable to you or the products you intend to trade as provided in the HSBC Securities (USA) Inc. Disclosure booklet provided to you with the Customer Account Application.

HSBC Securities (USA) Inc.

Futures and Cleared Derivatives Transactions

Customer Agreement

1.	Introduction; CONTRACTS; NO ADVICE
1.1

This Futures and Cleared Derivatives Transactions Customer Agreement (together with all schedules, addenda hereto and the Customer Account Application, the “Agreement”) between HSBC Securities (USA) Inc. (“HSBC”) and the customer as defined in the signature block herein (“Customer”) shall govern  futures, options on futures and/or cleared swaps accounts of Customer that are carried for Customer by HSBC (individually or collectively, an “Account”), and sets forth the terms of HSBC's agreement to act as Customer's broker for commodity contracts, futures contracts, swaps, forwards, options on futures contracts and similar transactions and options thereon and interests therein (including, without limitation, exchange for risk transactions, block trades and, to the extent not governed by any other agreement between the parties, commodities delivered as a result of the settlement thereof), in each case executed, cleared and/or carried for Customer’s Account (collectively, “Contracts”).

1.2

This Agreement also includes, and each of the Customer and HSBC expressly agrees to apply, (i) the Cleared Derivatives Addendum substantially in the form attached as Schedule 1 hereto (as such addendum may be amended from time to time and agreed between the parties to this Agreement), to Cleared Derivatives Transactions (as defined therein) and (ii) if applicable to Customer, the Addendum for Customers Covered by ERISA substantially in the form attached as Schedule 2 hereto (“ERISA Addendum”). This Agreement also incorporates the information contained in Customer’s completed account application (“Customer Account Application”) and any accompanying documents, as listed in the Instructions and Contents thereto.

1.3

Customer agrees that HSBC is responsible solely for the execution, clearing and/or carrying of Contracts in the Account in accordance with the terms of this Agreement.  Customer is responsible for all investment and trading decisions for the Account.  Any advice or market information communicated by HSBC with respect to any Account opened by Customer hereunder is incidental to the conduct of HSBC’s business as a futures commissions merchant and such advice or information does not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any Contract and will not serve as the primary basis for any decision by or on behalf of Customer.  HSBC shall have no discretionary authority, power or control over any decisions made by or on behalf of Customer in respect of the Account, regardless of whether Customer relies on the advice of HSBC in making any such decision.  Customer acknowledges that HSBC and it managing directors, officers, employees and affiliates may take or hold positions in, or advise customers concerning, contracts that are the subject of advice from HSBC to Customer.  The trading recommendations and advice of HSBC and its managing directors, officer, employees and affiliates, while provided in good faith, may be inconsistent with or contrary to positions held by HSBC or its affiliates and any advice given by HSBC to Customer. Customer understands that all price quotations, trade reports and other information are subject to correction, as well as delays in reporting.

2.	applicable law
2.1

The Account and each Contract shall be subject to (a) the Commodity Exchange Act, as amended from time to time (the “CEA”), and all rules (the “CFTC Regulations”) and interpretations of the Commodity Futures Trading Commission (the “CFTC”) and the National Futures Association (the “NFA”), (b) the Securities Exchange Act, as amended from time to time, and all rules and interpretations of the Securities and Exchange Commission (“SEC”), (c) all applicable laws and the regulations, rules and orders of all regulatory and self-regulatory organizations with appropriate jurisdiction, including, but not limited to, the constitutions, by-laws, rules, regulations, orders, adjustments, rulings, resolutions, interpretations and customs and usages of the contract market, exchange, board of trade, swap execution facility, or trading facility, system or platform (each, an “Execution Facility”) or the clearing organization (the “Clearing Organization”) where Contract is executed and/or cleared and/or carried by HSBC or its agents for Customer’s Account, and (d) any other laws, rules, regulations or customs, usages or practices of the industry applicable to the trading of Contracts (items identified in clauses (a) through (c) are referred to collectively as “Applicable Law”).

2.2

Neither HSBC nor any of its partners, officers, employees or agents shall be liable as a result of any action taken by HSBC, or any floor brokers, executing brokers, carrying brokers or clearing brokers, to comply with Applicable Law. The provisions of this Applicable Law section shall survive the termination of this Agreement.

3.	Representations
3.1

Customer represents, warrants and covenants to HSBC, as of the time of entering into this Agreement and as of the time of entering into each Contract (at which such time Customer shall be deemed to repeat each of the representations, warranties and covenants below) that:

(a)	it is duly organized and validly existing under the laws of the jurisdiction of its organization or incorporation and, if relevant, in good standing under such laws;
(b)

(i) it is duly authorized to (A) enter into this Agreement and effect any Contract entered into in connection herewith, (B) perform its obligations under this Agreement and any Contract entered into in connection herewith (including, but not limited to, the transfer of required margin and the grant of a security interest in Collateral (as defined in the Security section below), (C) deliver this Agreement and any Contract entered into in connection herewith, and (ii) it has taken all necessary action to authorize such execution, performance and delivery;

(c)

it has obtained all authorizations of any governmental body or other consents required in connection with this Agreement or any Contract entered into in connection herewith, such authorizations or consents are in full force and effect and all conditions of any such authorizations or consents have been complied with and the execution of this Agreement does not violate any Applicable Law, charter, ordinance or other agreement applicable to Customer;

(d)

no litigation, arbitration or administrative proceeding or claim is in progress, pending or, to Customer's knowledge, threatened, that could affect the legality, validity or enforceability of this Agreement or any Contract entered into in connection herewith, or Customer’s ability to perform its obligations under this Agreement or any Contract entered into in connection herewith;

(e)	each person executing this Agreement is duly authorized to do so;
(f)	each of the persons acting for Customer are duly authorized and empowered to give instructions to HSBC on behalf of Customer to take any action with respect to Contracts;
(g)

except as disclosed in writing to HSBC in the Customer Account Application, Customer is acting solely as principal and not as agent for any other party and no one other than Customer has any interest in or control over the Account;

(h)

unless the ERISA Addendum is completed and provided to HSBC, at all times during the existence of an Account, such Account shall not contain: (i) plan assets subject to the provisions of Title I, Subtitle B, Part 4 of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or Section 4975 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or (ii) assets of a governmental plan or other plan subject to restrictions similar or analogous to those contained in the foregoing provisions of ERISA or the Code;

(i)	all trades and transactions effected by Customer under this Agreement are legitimate and all monies and assets applied to such transactions are the result of bona fide activities;
(j)

it has, on each date on which it transfers margin to HSBC under this Agreement, the full and unqualified right to transfer margin to HSBC as required under the terms of this Agreement or any Contract entered into in connection herewith, and any such margin so transferred shall be beneficially owned by Customer and free and clear of any mortgage, lien, claim, charge or other encumbrance on each such date and the provision of such margin to HSBC will not constitute or result in a breach of any trust, agreement or undertaking whatsoever;
(k)

it is responsible for the agents it selects and expressly waives any and all claims, rights or causes of action which Customer has, or may have, against HSBC, its directors, officers or employees arising in whole or in part, directly or indirectly, out of any act or omission of such party;

(l)	it agrees HSBC is not acting as a fiduciary for or an advisor to Customer in respect of the Account, this Agreement or any Contract entered into in connection herewith; and
(m)	it is an “eligible contract participant” as that term is defined in the CEA.
3.2

HSBC represents, warrants and covenants to Customer that, at the time of entering into this Agreement and at the time of entering into each Contract (at which such time HSBC shall be deemed to repeat each of the representations, warranties and covenants below):

(a)	it is duly registered as a Futures Commission Merchant (“FCM”) under the CEA;
(b)

it is not subject to any order, judgment, or decree of any court of competent jurisdiction preventing HSBC from engaging in or continuing to engage in clearance and settlement of Contracts as a member of each applicable clearing organization or exchange where it is a member; and

(c)

it is not suspended or expelled from membership in the applicable Clearing Organization or Execution Facility or disqualified with respect to membership or participation in any United States self-regulatory organization where it is a member; and

(d)	if Customer is a registered investment company, as defined in the Investment Company Act of 1940:
(i)	HSBC shall comply with applicable law relating to the segregation of customer funds, including without limitation Part 22 of the CFTC Regulations;
(ii)

Collateral (as defined below in Section 7.1) delivered by Customer shall be held in accordance with the CEA and the CFTC Regulations, and HSBC shall obtain an acknowledgement from the custodian of such Collateral, to the extent required by Parts 1.20 and 22 of the CFTC Regulations, that the Collateral is being held in accordance with the CEA and the CFTC Regulations;

(iii)

HSBC will promptly furnish copies of or extracts from its records or such other information pertaining to the Collateral as the Securities Exchange Commission, through its employees or agents, may request;

(iv)	any gains on Contracts held on behalf of Customer (other than de minimus amounts) may be maintained by HSBC only until the next Business Day following receipt; and
(v)

Customer has the ability to withdraw its assets from HSBC as soon as reasonably practicable if HSBC’s or the clearing house’s custody of Collateral no longer meets the requirements of Rule 17f-6 under the Investment Company Act of 1940.

4.	Commissions, Costs, Fees and other payments
4.1

Customer understands that HSBC charges commissions for the execution and/or clearing of Contracts based upon its commission rates in effect at the time of execution and clearing or agreed to with Customer from time to time.  In addition to such commissions, Customer agrees to pay such other costs or expenses incurred in connection with Contracts, including without limitation:

(a)

all brokerage charges, give-up fees, commissions and service charges as HSBC may from time to time charge as memorialized in a written schedule of commissions and charges, together with all other applicable fees, charges, taxes and duties;

(b)

all Execution Facility, Clearing Organization, NFA or other regulatory or self-regulatory fees, charges, fines, penalties, or other expenses, and any taxes incurred or imposed with respect to the Account;

(c)	any trading losses, periodic payments, premiums, debit balance, deficiency, or other liability related to the Account;
(d)	any tax imposed with respect to any transaction by any competent taxing authority;
(e)

any interest, as is customarily charged by HSBC based upon its rates then in effect or, at a rate as may be agreed between Customer and HSBC from time to time in writing signed by both parties, on any debit balance or deficiency with respect to the Account; and

(f)	any other charges or costs incurred by HSBC with respect to the Account, including, but not limited to, reasonable attorneys’ fees incurred in collecting any unpaid debit balance or deficiency.
4.2

If insufficient funds exist in the Account for any such payment under this Commissions, Costs, Fees and Other Payments section, Customer agrees that any payment required to be made hereunder shall be made by wire transfer to an account designated by HSBC, unless otherwise agreed by HSBC.

4.3

If Customer makes any payment hereunder or pursuant hereto which is subject to any deduction or withholding whatsoever, Customer shall pay to HSBC such additional amount as is necessary to ensure that the amount actually received by HSBC will equal the full amount HSBC would have received had no such deduction or withholding been made.

4.4	Customer shall be responsible for any HSBC internal or regulatory capital charges of cost of funding or other costs relating to Customer’s delay in posting margin or making any payments or deliveries.
5.	Margin and OTHER OBLIGATIONS
5.1

Customer shall timely deposit and maintain with HSBC at all times initial or original margin for Customer’s Account (including any additional initial margin amount required of HSBC by the relevant Execution Facility and/or Clearing Organization in respect of non-hedge positions and any additional initial margin imposed by the relevant Execution Facility and/or Clearing Organization as a result of Customer’s violation of any risk or position limit) and shall promptly pay to HSBC, upon a demand made by HSBC, the amount of any additional or variation margin required by Applicable Law for the Account and any additional amounts as may be required by HSBC in its commercially reasonable discretion (which m ay be required prior to establishing any positions or Contracts).  Customer may also be required (in HSBC’s sole discretion) to pre-fund any margin requirements related to Contracts. Customer acknowledges that an Execution Facility and/or Clearing Organization may increase the amount of minimum initial margin required by it in respect of an open position at any time and, in particular, may make intra day calls for margin and Customer agrees to meet such calls promptly.

5.2

HSBC shall advise Customer of the types of assets HSBC will accept, as eligible margin, which may be subject to valuations, haircuts and concentration limits imposed by Applicable Law or HSBC. In no event shall HSBC accept letters of credit as margin from Customer.

5.3

HSBC may in its sole discretion reject or delay its acceptance of any Contract or its processing of any order while determining the Account's margin status and decline to accept any Contract or order which would leave the Account undermargined.

5.4

Customer acknowledges and agrees that HSBC shall have the right to transfer or pledge Collateral (as hereinafter defined) deposited by Customer to any Execution Facility and/or Clearing Organization, or to transfer or pledge other property to any Execution Facility and/or Clearing Organization in substitution for margin, and that any such transfer, pledge or substitution shall not affect HSBC’s rights or Customer's obligations under this Agreement.

5.5	HSBC shall treat all Collateral in the Account as belonging to Customer and shall segregate such Collateral in accordance with Applicable Law.
5.6	HSBC shall pay interest to Customer on excess margin balances at HSBC’s rate then in effect or as may be agreed between Customer and HSBC from time to time.
6.	Netting OF PAYMENTS AND DELIVERIES

Unless otherwise specified by HSBC, and subject to Applicable Law, all payments and deliveries between Customer and HSBC with respect to the Account shall be made on a net basis and HSBC shall not be obligated to make any payment or delivery to Customer unless and until HSBC has received from Customer all appropriate documents, deliveries and/or good funds then due and owing by Customer to HSBC.  Customer acknowledges that it shall be a satisfaction and discharge of any payment or delivery obligation of HSBC hereunder for such payment or delivery to be made by HSBC to Customer on such net basis.

7.	Security
7.1

Except to the extent proscribed by Applicable Law not subject to waiver, the Account, all Contracts (including all rights against HSBC, any domestic or foreign clearing member or Clearing Organization), and all cash, securities, and/or any other property of Customer (either individually or jointly held with others) whatsoever at any time held by HSBC, or carried by others on behalf of the Account either individually or on an omnibus basis for customers of HSBC, or due to or from Customer, any domestic or foreign clearing member or Clearing Organization or any agent acting for Customer, HSBC or any domestic or foreign clearing member or Clearing Organization, in each case, in connection with the Account or any Contract (collectively, with all proceeds of the foregoing, the “Collateral”) hereby are pledged to HSBC and its Affiliates and shall be subject to a general lien, security interest and right of offset and recoupment in HSBC’s favor to secure any indebtedness or other amounts, obligations and/or liabilities at any time owing from Customer to HSBC or its affiliates (collectively, the “Customer’s Liabilities”).  To the extent permitted by Applicable Law regarding segregation, investment and pledging of Collateral, Customer hereby grants HSBC the right to borrow, pledge, repledge, hypothecate, rehypothecate, loan or invest any of the Collateral, and without any obligation to pay or to Account to Customer for any interest, income or benefit that may be derived therefrom.  HSBC shall be under no obligation to deliver the same property deposited with HSBC or received by HSBC for the Account of Customer, but may deliver other property of like or equivalent kind or amount.

7.2

Customer covenants and warrants that it shall not grant any lien or security interest on the Collateral to any person (other than liens solely in favor of any Execution Facility, Clearing Organization, HSBC and its Affiliates).

7.3

HSBC has established one or more accounts on its books to which Cleared Derivatives Transactions will be credited and one or more accounts to which all Collateral posted by the Customer in connection with any Cleared Derivatives Transaction (“CDT Collateral”) will be credited.  Each such account will constitute an “Account” within the meaning of the Agreement.  HSBC agrees with Customer that it will treat all such Cleared Derivatives Transactions and all CDT Collateral as “financial assets” under Article 8 of the Uniform Commercial Code in effect in the State of New York (the “UCC”) (except for any of the foregoing constituting “commodity contracts” within the meaning of the UCC).  HSBC agrees that each such Account that contains CDT Collateral other than commodity contracts will constitute a “securities account” within the meaning of Article 8 of the UCC with respect to all Cleared Derivatives Transactions and all CDT Collateral.  HSBC will be acting in its capacity as a “securities intermediary” within the meaning of Article 8 of the UCC with respect to each such securities account.  To the extent any commodity contract (within the meaning of the UCC) is carried in any Account, such Account will constitute a “commodity account” within the meaning of the UCC as to which HSBC is the “commodity intermediary” within the meaning of the UCC.  New York is the “securities intermediary’s jurisdiction” and the “commodity intermediary’s jurisdiction” for purposes of the UCC.

The provisions of this Section 7.4 are intended solely to address certain matters related to the treatment of Cleared Derivatives Transactions and CDT Collateral under the UCC, without regard to the treatment of any transaction or property under securities, commodities or insolvency laws and the manner in which any securities account or commodity account referred to in this Section 7.4 or the Cleared Derivatives Transactions or any CDT Collateral are characterized in any internal or external systems.  Any securities account referred to in this Section 7.4 is maintained by HSBC solely for the purpose of carrying the Cleared Derivatives Transactions (other than commodity contracts) and CDT Collateral and not otherwise for the purpose of effecting transactions in securities for the account of Customer.

8.	events of default
8.1	Each of the following shall constitute an event of default by Customer (each, an “Event of Default”):
(a)

Customer: (i) is dissolved (other than pursuant to a consolidation, amalgamation or merger); (ii) becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they come due; (iii) makes a general assignment, arrangement or composition with or for the benefit of its creditors; (iv) (A) institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organization or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor, or similar official, or (B) it has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and such proceeding or petition is instituted or presented by a person or entity not described in clause (A) above and either (1) results in a judgment of insolvency or bankruptcy or the entry of an order for relief of the making of an order for its winding-up or liquidation or (2) is not dismissed, discharged, stayed or restrained in each case within fifteen (15) days of the institution or presentation thereof, (v) has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger); (vi) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all of its assets; (vii) has a secured party take possession of all or substantially all of its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all of its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within fifteen (15) days thereafter; (viii) causes or is subject to any event with respect to it which, under the applicable laws of the jurisdiction, has an analogous effect to any of the events specified in clauses (i) to (vii) above (inclusive); or (ix) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts;

(b)

Customer breaches or fails to timely and fully perform any of its obligations to HSBC hereunder, including, but not limited to, failure to pay margin or premium under this Agreement or any Contract entered into in connection herewith;

(c)

if Customer states that it will not perform any material obligation to any HSBC Entity under this Agreement or under any other agreement between Customer and an HSBC Entity or Customer otherwise disaffirms, disclaims, repudiates or rejects, in whole or in part, or challenges the validity of this Agreement or any other agreement between the Customer and an HSBC Entity;

(d)

any material representation, warranty or covenant made by Customer under or in connection with this Agreement or any Contract entered into in connection herewith is not, or ceases to be, accurate and complete in any material respect;

(e)

any organization of which Customer is a member, or any regulatory authority with competent jurisdiction over Customer suspends the conduct of Customer's usual business or revokes authorizations, membership, licenses or other similar approvals;

(f)

any execution facility, clearing organization, self-regulatory organization or governmental or quasi-governmental authority, orders an emergency or other material action which affects the ability of the Customer to perform or requires liquidation of Customer’s Account;

(g)

if it is considered by HSBC necessary or desirable for HSBC’s protection  or to prevent what it believes to be a material violation of Applicable Law or any action is taken or event occurs which HSBC considers, in its sole discretion, might have a material adverse effect upon Customer’s ability to perform its obligations under this Agreement;

(h)

the occurrence of any default, termination event or similar condition (howsoever characterized, (which, for the avoidance of doubt, includes, without limitation, the occurrence of an Additional Termination Event under any ISDA Master Agreement) by Customer or Customer’s Guarantor (if any) under any other agreement with HSBC or an HSBC Entity, including but not limited to an ISDA Master Agreement, swap agreement, repurchase agreement, forward contract, securities agreement,  master netting agreement, any agreement for borrowed money or any guaranty or other credit support document relating to the foregoing; or

(i)

if Customer has been required to submit a guaranty issued by a parent, affiliate or third party to guaranty the obligations of the Account (“Guarantor”), the occurrence of any of the above events of default has occurred with respect to the Guarantor or Guarantor has withdrawn the guaranty without the consent of HSBC.

9.	remedies
9.1

If an Event of Default has occurred, or if directed or required by a regulatory or self-regulatory body or Execution Facility and/or Clearing Organization, HSBC may, in its sole discretion, and subject to Applicable Law, exercise one or more of the following rights on behalf of itself and as agent for the Affiliates (each, a “Remedy” and collectively the “Remedies”):

(a)

liquidate, close-out, terminate any Contracts or cancel any or all of Customer’s open or outstanding orders or other Account activities with HSBC, including, without limitation terminating any or all of HSBC's obligations for future performance to Customer hereunder, and recover related costs from Customer;

(b)	treat any or all of Customer's obligations due to HSBC as immediately due and payable;
(c)	set-off any obligations of HSBC to Customer against any obligations of Customer to HSBC;

(d)	sell any Collateral and apply any Collateral or the proceeds of the sale of any Collateral to satisfy any obligations of Customer to HSBC or its Affiliates;
(e)

buy, sell or liquidate any other funds, securities or property of Customer within the custody of HSBC, whether or not within the Account, to satisfy any obligations of Customer to HSBC, and/or enter into and/or liquidate straddle or spread positions, in such manner as HSBC determines to be commercially reasonable or otherwise hedge or engage in other risk reducing transactions; and

(f)

borrow or buy any options, securities, Contracts or other property for the Account or hedge, or enter into any other risk reducing transaction, including exchange of futures for risk transactions on behalf of the Account as HSBC deems necessary and recover related costs from Customer;

9.2

HSBC may exercise each Remedy without any additional demand for margin or additional margin or notice of sale or purchase or other notification to Customer.  In all cases, a prior demand, call or notice of the time or place of sale or purchase shall not be considered a waiver of HSBC's right to exercise any Remedy without demand, call or notice as herein provided.  Any purchase, sale, offset or liquidation may be made in HSBC’s sole discretion.  HSBC shall not be responsible or liable for any losses incurred by Customer, including accrued or anticipated lost profits, or any damages which Customer may suffer, because of any HSBC action or inaction with respect to its Remedies.  For the avoidance of doubt, any Contract entered into by HSBC pursuant to this Remedies section on behalf of Customer that offsets a Contract in the Account, shall, in accordance with applicable Clearing Organization regulations and procedures, be deemed pro tanto a settlement or adjustment of the original Contract and, accordingly, a reduction in the Account's open position in the relevant Contract.

9.3

Any purchases and sales by HSBC pursuant to this Remedies section may be effected, in the sole discretion of HSBC: (a) in public or private transactions, (b) in whatever manner and with whatever counterparty HSBC deems appropriate, (c) at such prices at HSBC deems satisfactory all in accordance with Applicable Law

9.4

Customer appoints HSBC as Customer’s attorney-in-fact to sign, complete and deliver any and all documents necessary or appropriate to enter into Contracts or exercise other Remedies in accordance with this Remedies section.

9.5

In all cases, Customer shall remain liable for the payment of any deficiency remaining in the Account upon demand, together with interest thereon at HSBC’s rate then in effect or as may be agreed between Customer and HSBC, and all costs relating to collection by HSBC under any Remedy (including reasonable attorney's fees and expenses).

9.6	For the purposes of this Agreement, “Affiliate” and “HSBC Entity” mean HSBC’s parent company and all companies controlled by or under common control with, HSBC.
9.7

Any sum resulting from a liquidation and termination under another agreement between Customer and HSBC may at HSBC’s discretion be added to or discounted from the amounts owed pursuant to this Remedies section.

9.8

Any sum resulting from a liquidation and termination pursuant to this Remedies section shall be applied to any outstanding amounts owed to HSBC or HSBC Affiliates hereunder or other expenses incurred by Customer in the Account owed to third parties (such as give-up fees) and any remainder thereafter will be remitted to Customer.

10.	CONTRACTS; Position Limits; CLEARING
10.1

HSBC agrees to act as Customer’s agent for the execution, clearance and/or carrying of Contracts hereunder. Notwithstanding this or any provision in this Agreement, HSBC is not required to act in accordance with Customer’s instructions with respect to Contracts where to do so would constitute a breach of any Applicable Law. HSBC reserves the right to refuse to clear a Contract or accept any order from Customer in HSBC’s discretion, though HSBC agrees to promptly notify Customer of any such refusal.

10.2

Customer will not exceed any position limits that may be established by HSBC in its sole discretion or any limits imposed by Applicable Law. HSBC shall have the right, at any time and in its sole discretion, to immediately limit the size and number of open positions (net or gross), Contract types and other Contract parameters of or applicable to Customer with respect to the Account. HSBC shall promptly notify Customer of the need for HSBC to so limit the size of Customer’s open positions.

10.3

Absent a separate written agreement with Customer with respect to “give-up” transactions, HSBC may, in its sole discretion, but shall not be obligated to, accept from executing brokers Contracts executed by such brokers that are to be given up to HSBC for clearance or carrying in any Account  If there is a give-up agreement in place, HSBC will accept a transaction given up to it for clearing hereunder only if acceptance thereof would not breach any position or other limits applicable to the Account. HSBC shall not be liable to Customer for any losses, costs, expenses or damages arising from any discrepancy between details in Customer’s instructions to an executing broker and details of transactions submitted to HSBC for clearing.  Any dispute relating to a transaction given up or attempted to be given up to HSBC for clearing shall be determined pursuant to requirements imposed under Applicable Law.

10.4

HSBC, for and on behalf of Customer, is authorized in its discretion to select floor brokers and, on Exchanges where HSBC is not a clearing member, clearing brokers, which will act as brokers and agents in connection with transactions in Contracts for the Account.  HSBC shall use reasonable care and skill, act in good faith and exercise due diligence when selecting floor brokers or clearing brokers.

11.	Communications
11.1

HSBC may transmit all reports of Contracts, confirmations, statements, notices and other communications required or permitted under this Agreement or Applicable Law to Customer at the address or email or to any of the telephone or facsimile numbers specified by Customer on its Customer Account Application, or at such other address, email or number as Customer may specify by advance written notice to HSBC.  Any report, statement, notice or other communication transmitted to Customer may be given in the following manners and shall be deemed delivered, whether or not Customer actually received them: (a) in the case of a communication transmitted to Customer orally, by email, telephone, fax or other means of electronic transmission, immediately upon transmission to Customer, (b) if in writing and delivered in person or by courier, on the date it is delivered, or (c) if sent by certified or registered mail (airmail, if overseas) or the equivalent (return receipt requested), on the date it is deposited in the mail.

11.2

Customer agrees to give HSBC all notices hereunder (a) by telephone, promptly confirmed in writing or (b) by email, fax (provided that customer's fax machine generates proof of the fax transmission and Customer retains that proof of transmission) or other means of electronic transmission designated by HSBC.  Customer agrees to be responsible for any failure to notify HSBC where it is required to, and for any delay in notifying HSBC of any errors or omissions in any Contracts, confirmations, statements, notices and other communications.  Any required notification by the Customer should be directed to:

HSBC Securities (USA) Inc.

Futures Client Services

452 Fifth Avenue

New York, NY 10018

Telephone: (212) 525‑3150

Fax: (212) 525-0510

Email: futures.client.services@us.hsbc.com

11.3

Communications from Customer to HSBC shall be deemed received by HSBC only when actually received.  Any oral instructions accepted by HSBC shall be deemed not to violate any laws or regulations requiring contracts to be in writing and Customer hereby waives any such defense.

12.	CONFIRMATIONS AND STATEMENTS
12.1

Confirmation of Contracts and any other notices, reports or statements sent to Customer by HSBC shall be conclusive and binding on Customer unless Customer notifies HSBC to the contrary: (a) in the case of an oral notice, report or statement, immediately upon Customer or its agent receiving it or (b) in the case of a written notice, report or statement, promptly following receipt of such notice, report or statement.  Customer shall immediately notify HSBC if Customer does not receive confirmation of a Contract it believes has been executed and/or cleared. Absent giving such notice, or willful misconduct or gross negligence on the part of HSBC, Customer shall be deemed estopped from objecting, and to have waived any such objection, with respect to the execution or non-execution of such Contract. Customer agrees to be responsible for any delay or failure in notifying HSBC of any errors or omissions.

12.2	HSBC has the right to correct any error or omission it discovers, and adjust Customer’s Account accordingly. HSBC shall promptly notify Customer in writing of adjustments made to the Account.
13.	Delivery Obligations
13.1

If Customer has a Contract position which could require Customer to sell or deliver any property, Customer shall either supply HSBC with the property to be so delivered, or with instructions to cover the position, in such manner and before any deadline HSBC may set.  If Customer fails to do so then HSBC may purchase or borrow for the account of Customer (on such terms and conditions as HSBC in its sole discretion may determine) any property necessary to make such sale or delivery.  If Customer has a Contract position which could require Customer to take delivery of any property, Customer shall deposit sufficient funds with HSBC for HSBC to do so, on demand by HSBC, or give HSBC instructions to liquidate the position, before any deadline HSBC may set.  Customer must provide HSBC with three (3) Business Days notice prior to last notice day or last trading day (whichever is sooner) if Customer intends to make or take delivery of any Contract. For purposes of this Agreement, “Business Day” means any day other than a Saturday or  Sunday on which  HSBC is open for business.

13.2

HSBC shall have no responsibility for any action that it takes or fails to take with respect to any Contract unless and until HSBC receives acceptable and timely instructions from Customer indicating the action to be taken.

14.	Furnishing Information; reporting and disclosure
14.1

To ensure compliance with Applicable Law and to timely respond to regulatory requests, HSBC may, from time to time, contact Customer to obtain certain documents and information. Customer agrees to promptly furnish HSBC with such documents and information as HSBC requests, including, but not limited to information regarding cash or OTC positions related to any exchange for risk transaction or any position limit.

14.2	Customer shall promptly notify HSBC of any material adverse change to the financial condition of Customer, regardless of whether Customer has previously furnished financial information to HSBC.
15.	Events Beyond HSBC's Control; liability; responsibility for losses
15.1

To the extent permitted by Applicable Law, Customer agrees to waive any and all claims, rights or causes of action which it has or may have against HSBC or its officers, employees, agents or Affiliates (collectively, the “HSBC Group”) for any consequential or punitive damages and to limit any claims or rights arising out of any Contracts executed or not executed, or otherwise arising from this Agreement or the Account, to Customer’s direct out-of-pocket damages.  References in this Agreement to Applicable Law are not intended to establish any private right of action or any other basis for any claim by Customer.  No member of the HSBC Group shall be liable as a result of any action taken by HSBC, any member of the HSBC Group or any clearing brokers or floor brokers, to comply with Applicable Law.

15.2

HSBC Group shall not be liable for any expenses, losses, damages, liabilities, demands, charges, claims, penalties, fines and taxes of any kind or nature (including legal expenses and attorneys’ fees) (“Losses”) by or with respect to any matters pertaining to any Account, except to the extent that such Losses have resulted from HSBC Group’s gross negligence or willful misconduct.  In no way shall any of the HSBC Group be liable for any Losses caused directly or indirectly by any events beyond its  control, including, without limitation, any (i) governmental, judicial, Execution Facility, Clearing Organization, or other self-regulatory organization action or order, (ii) labor disputes, riots, sabotage, insurrection, fires, flood, storm, explosions, earthquakes, electrical power failures, acts of God, war, both declared and undeclared, or acts of terrorism, (iii) suspension or termination of trading, (iv) delays or failures in the performance of any of HSBC's obligations hereunder, directly or indirectly caused by the occurrences of any contingency beyond the direct control of HSBC, including, but not limited to, a breakdown or failure of hardware, software, electronic trading systems, order routing systems, or other transmission systems, devices or communication facilities, including where such failure is caused by a computer virus (v) failure or delay by any Execution Facility or Clearing Organization with respect to any Contracts executed and/or cleared for Customer’s Accounts. In addition, Customer agrees that HSBC Group shall have no liability for, and agrees to hold HSBC Group harmless from, all Losses that result from: (a) Customer’s or its agents’ misrepresentation, act or omission, (b) HSBC Group following Customer’s or its agents’ directions or failing to follow Customer’s or its agents’ unlawful or unreasonable directions; (c) any advice, recommendation or prediction made or given by a representative of HSBC whether or not made or given at the request of Customer (d) any activities or services of HSBC Group in connection with the Account (including, without limitation, any technology services, reporting, trading, or research services), or (e) any action taken by HSBC to exercise its remedies pursuant to the Remedies section of this Agreement.   Nothing in this paragraph shall in any manner restrict HSBC’s rights pursuant to the Events of Default and Remedies sections of this Agreement.

15.3

Customer acknowledges that business on an Execution Facility or Clearing Organization may from time to time be suspended, restricted, closed or otherwise impeded (a “Business Impediment”).  Any such Business Impediment may result in HSBC being unable to enter into, clear or otherwise effect Contracts.  Customer shall remain fully liable for all positions which were opened and transactions which were effected prior to any such Business Impediment.

15.4

Customer hereby agrees to compensate HSBC Group for any and all (i) Losses incurred by HSBC Group in connection with the execution and/or clearing of Contracts for Customer’s Account(s) hereunder, other than such Losses for which HSBC Group is responsible pursuant to the provisions above and (ii) Losses incurred by HSBC Group as a result, directly or indirectly, of Customer’s failure to comply with any provision of, or to perform any obligation under, this Agreement.

16.	Transfer of Funds

Customer hereby expressly agrees that HSBC may, without prior notice to Customer, transfer between or among any regulated or unregulated Account(s) and any other account(s) in which Customer has an interest (maintained with HSBC or any HSBC Affiliate) such amount of funds, equities, securities or other property which in HSBC's reasonable business judgment may be necessary, including to avoid margin calls or to reduce a debit balance or otherwise satisfy any obligation owing to HSBC or its Affiliates.  As permitted by Applicable Law, HSBC and Customer understand and agree that they intend this provision to be enforceable by and for the benefit of each Affiliate.  Although it is impracticable to identify each such Affiliate by name, the parties nevertheless agree that this provision extends to each party which holds Customer assets or with whom Customer has or will have a contractual relationship.

17.	Termination; TRANSFER OF POSITIONS
17.1

This Agreement shall continue in force until notice of termination is given in accordance with the Communications section of this Agreement: (a) by Customer to HSBC at any time in writing or (b) by HSBC to Customer upon at least five (5) days’ notice of such termination.  Termination of this Agreement shall not, however, relieve either party of any liability or obligation incurred prior to such termination. Once notice of termination has been given by either HSBC or Customer, HSBC shall be under no obligation to accept any new Contracts or orders under this Agreement.

17.2

Customer shall, after receiving notice of termination from HSBC, either close out or liquidate open positions in the Account (and in so doing satisfy all liabilities to HSBC arising hereunder including, without limitation, payment of any applicable commissions, fees and expenses due to HSBC hereunder) or elect and arrange for such open positions (Contracts and Collateral) to be transferred to another registered FCM clearing member. Such close out, liquidation or transfer shall be effected by Customer no later than the termination date specified in HSBC’s notice of termination.  In the event that Customer does not close-out, liquidate or transfer to another registered FCM clearing member all open positions in the Account by such date, HSBC shall have the right to exercise any of the rights set forth in the Remedies section of this Agreement.  In the event HSBC terminates this Agreement, other than due to an Event of Default pursuant to the Events of Default section hereof, Customer shall not be liable for the costs related to any election by it to have its open positions transferred to another registered FCM clearing member (including any fees related to such transfer).  Customer shall first satisfy all liabilities it has to HSBC arising hereunder.

17.3

In the event this Agreement is terminated by either party and Customer elects to have its positions or a portion thereof transferred to another registered broker upon satisfaction by Customer of all liabilities to HSBC arising hereunder (including, without limitation, payment of any applicable commissions, fees and expenses due to HSBC), HSBC shall transfer (a) to the relevant transferee all such Contracts then held in the Account and related Collateral, and (b) to such transferee or another person, as Customer may instruct, all remaining cash, securities and other property held in the Account.  If Customer has requested this Agreement be terminated, it shall terminate upon the final transfer of positions and Collateral.  If such transfer represents less than all Contracts, any such transfer will be subject to a condition that Customer deliver to HSBC prior to the transfer such margin as is required by HSBC in addition to such margin that is otherwise required by Applicable Law hereunder.  The representations and indemnities contained in this Agreement shall survive any termination of this Agreement.  Customer shall be responsible to HSBC for all fees related to such transfer.

18.	Tape Recordings

Each party to this Agreement may record or monitor in real-time any telephone conversation between any of its employees or employees of its Affiliates with the other party.  Any records of such conversations are the recording party’s sole property.  Each party agrees to such recording without further notice, and agrees to obtain any necessary consent of, and give any necessary notice of such recording to, its relevant personnel via manuals, policies or otherwise. Each party waives any and all rights to object to the admissibility into evidence of any such recording in any legal proceeding, and accepts such records as conclusive evidence of the content of such conversations.  In addition, communications by mail, electronic communications systems, facsimile or otherwise may be monitored and recorded by either party. However, this Agreement shall not obligate either party to make or maintain any such recordings.

19.	Currency Exchange Risk

If any Contract is effected on any Execution Facility or Clearing Organization in a foreign currency, any profit or loss arising as a result of a fluctuation in the exchange rate affecting such currency will be entirely for the account and risk of Customer.  Initial and subsequent deposits of margin shall be made in United States currency, unless HSBC requests any such deposit in the currency of some other country, in which case such deposit shall be made in such currency.  Unless Customer shall have given HSBC specific written instructions to the contrary, when any Contract is liquidated, HSBC shall debit or credit the Account in the relevant currency of the Contract and shall convert on a monthly basis the balance in the Account in United States currency at a rate of exchange determined by HSBC in good faith and on the basis of prevailing market rates.

20.	prevention of money laundering aND terroriSt financing

Without prejudice to the other provisions hereof, HSBC is required to act in accordance with the laws, regulations and requests or public and regulatory authorities operating in various jurisdictions which relate to, among other things, the prevention of money laundering, terrorist financing and the provision of financial and other services to any persons or entities which may be subject to sanctions.  Applicable Law requires financial institutions such as HSBC to obtain, verify and retain identifying information about each Customer Account.  HSBC may therefore request Customer’s name and address, and for individuals, date of birth and other identifying information.  HSBC may take any action which it, its sole discretion, considers appropriate to take in accordance with all such laws, regulations and requests and HSBC will not be liable for losses (whether direct of consequential) or damage suffered by Customer arising out of HSBC’s compliance with such regulations.

21.	Severability

In the event that any provision of this Agreement or the application thereof to any party hereto is declared to be illegal, invalid or unenforceable by a court of competent jurisdiction, the remainder of this Agreement shall not be affected except to the extent necessary to delete such illegal, invalid or unenforceable provision, unless the deletion of such provision shall impair the benefits of the remaining provisions of this Agreement.

22.	modification; Amendment
22.1

Whenever any statute shall be enacted which shall affect in any manner or be inconsistent with any of the provisions hereof, or whenever any rule or regulation shall be prescribed or promulgated by the CFTC, an Execution Facility, Clearing Organization or other agency or body having jurisdiction over HSBC or the Contracts, which shall affect in any manner or be inconsistent with any of the provisions hereof, the provisions of this Agreement so affected shall be deemed modified or superseded, as the case may be, by such statute, rule or regulation, and all other provisions of this Agreement and the provisions as modified or superseded, shall in all respects continue to be in full force and effect.

22.2

Subject to the above, no amendment, modification or waiver in respect of this Agreement shall be effective unless and until agreed in writing (including a writing evidenced by a facsimile or e-mail) executed by both HSBC and Customer.

23.	waiverS

The rights and remedies conferred upon HSBC hereunder shall be cumulative, and its forbearance to exercise any right, privilege or remedy available to it under this Agreement or Applicable Law shall not constitute a waiver of its right to take such action at any time thereafter.

24.	representations of the investment advisor [Strike if inapplicable]
24.1

If this Agreement has been entered into by an investment advisor on behalf of the Customer (“Advisor”), Advisor represents and warrants that, as of the date hereof and on the date each Contract is executed or cleared hereunder, that: (a) Advisor has exercised reasonable care to assure that Customer is duly authorized and empowered to execute and deliver this Agreement and to effect purchases and sales of Contracts through HSBC; (b) Advisor has been authorized by Customer to negotiate, sign and enter into and thereafter amend, without limitation, agreements relating to Contracts (including this Agreement (and any predecessor to this Agreement), electronic trading agreements, give-up agreements, related agreements and acknowledge risk and other disclosure statements on Customer’s behalf); and (C) no person other than Customer and Advisor has or will have any control over the Account, except as otherwise disclosed to HSBC in writing.  Advisor agrees to notify HSBC promptly in writing, if any above representation or warranty ceases to be accurate and complete in any material respect.

24.2

The parties hereto hereby agree that this Agreement is entered into by Advisor acting solely in its capacity as Advisor and/or authorized signatory of Customer listed herein or any Customer subsequently added by joinder agreement severally and not jointly. It is also understood and agreed that this Agreement shall constitute a separate agreement between HSBC and the Customer, as if each Customer had executed a separate agreement naming only itself as Customer (a “Separate Agreement”).  No Customer shall have any liability under this Agreement for the obligations of any other customer managed by Advisor.

25.	Entire Agreement

This Agreement, the Customer Account Application and the forms annexed hereto between HSBC and Customer, together constitute the entire agreement between Customer and HSBC regarding transactions in Contracts, and supersede any prior agreements between the parties with respect to such subject matter.  This Agreement shall apply to any Account of Customer carried by HSBC for the execution, clearance and/or carrying of Contracts, including any such Account opened before this Agreement became effective.

26.	assignment and successors

Neither party may assign this Agreement for any reason whatsoever without the other party’s prior written consent, which shall not be unreasonably withheld, provided that HSBC may assign this Agreement to a properly registered affiliate authorized to carry the Customer’s account.

27.	Captions

Any captions appearing with each paragraph of this Agreement are for the convenience of the parties.  Captions shall not be treated as part of this Agreement, nor shall they change the legal effect of any paragraph.

28.	Governing Law; consent to jurisdiction

This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law, except to the extent pre-empted by Federal law.  With respect to any suit, action or proceedings relating to any dispute arising out of or in connection with this Agreement (“Proceedings”), each party irrevocably (a) submits to the exclusive jurisdiction of the courts of the State of New York and the United States District Court located in the Borough of Manhattan in New York City, (b) waives any objection which it may have at any time to the laying of venue of any Proceedings brought in any such court, waives any claim that such Proceedings have been brought in an inconvenient forum and further waives the right to object, with respect to such Proceedings, that such court does not have any jurisdiction over such party, and (c) agrees, to the extent permitted by applicable law, that the bringing of Proceedings in any one or more jurisdictions will not preclude the bringing of Proceedings in any other jurisdiction.  Customer also agrees that any service of process mailed to Customer at any address previously specified to HSBC shall be deemed a proper service of process on Customer.

29.	Waiver of Jury Trial; SOVEREIGN IMMUNITY
29.1

Each of HSBC and Customer waives any right it may have to a jury trial of any claim or cause of action in connection with this Agreement.  This Agreement may be filed as a written consent to trial by the court.

29.2

Each of HSBC and Customer irrevocably waives, to the fullest extent permitted by Applicable Law, with respect to itself and its revenues and assets (irrespective of their use or intended use), all immunity on the grounds of sovereignty or other grounds.

30.	Counterparts

This Agreement may be executed and delivered in counterparts (including by facsimile transmission or by email), each of which shall be deemed an original.

31.	CROSS-TRADE, BLOCK AND PRE-EXECUTION DISCUSSION CONSENT

Customer agrees that HSBC and its personnel, Affiliates and agents may take the other side of a Contract or engage in pre-execution discussions, including for block trades, in accordance with the provisions and limitations prescribed by Applicable Law.

32.	INCONSISTENCIES

In the case of any inconsistency between the terms of this Agreement and the Cleared Derivatives Addendum with respect to “Transactions” (both as defined in the Cleared Derivatives Addendum), the Cleared Derivatives Addendum shall take precedence, but only with respect to  Cleared Derivatives Transactions (as defined in the Addendum),.

33.	MASTER NETTING AGREEMENT

This Agreement is a “master netting agreement’ as defined in Section 101(38A) of Title 11 of the United States Code, and HSBC shall be entitled to the protections afforded by, among other sections, Section 362(b)(27) and 561 of Title 11 of the United States Code.

34.	ACCEPTANCE

This Agreement shall be deemed to be accepted by HSBC or become a binding contract between Customer and HSBC when HSBC opens an Account for Customer and HSBC has notified Customer that the Account is open and HSBC has provided Customer an Account number.

35.	DISCLOSURE acknowledgement

By checking the boxes below, Customer acknowledges the following [please check all boxes]:

☒	Customer acknowledges that this Agreement contains Transfer of Funds and Cross Trade, Block and Pre-Execution Discussion Consent provisions.

☒

Customer hereby acknowledges that it has received, read and understands, and has retained a copy of: (1) the Risk Disclosure Statement for Futures and Options and (2) the HSBC Securities (USA) Inc. Disclosure Statements Booklet.

IN WITNESS WHEREOF, Customer and HSBC have executed this Agreement as of the date written below.

Managed Futures Premier Warrington L.P.
By:	Warrington GP, LLC its General Partner	HSBC SECURITIES (USA) INC.
Customer Name

By:	/s/ Scott C. Kimple, Manager of General Partner	By:	/s/ Leon Kirkland

Scott C. Kimple, Manager of General Partner		Leon Kirkland, Authorized Signatory
Print name and title		Print name and title

Date:	October 19, 2018	Date:	November 27, 2018

PLEASE NOTE:

The following pages contain documents regarding proof of Customer’s authority to enter into this Agreement and the transactions contemplated by the Agreement.   HSBC will review Customer’s own form of authorizing documents in lieu of the following certificates.  The person who executes the Certificate of Authority, or such other authorizing documents acceptable to HSBC, MAY NOT be the same person who has executed the Agreement.

CERTIFICATE OF AUTHORITY – LIMITED PARTNERSHIP

This Certificate is being delivered on behalf of Managed Futures Premier Warrington L.P., a New York limited partnership (the “Customer”).

The undersigned is/are an authorized person(s)/officer(s) (circle one) of the Customer and, as of October 19, 2018, hereby certifies on behalf of the Customer that:

1.

The Customer is duly organized and in good standing under the laws of the state or jurisdiction of its formation and every state or jurisdiction in which it does business, and the Customer has the power to enter into the Agreement (as that term is defined) and any related documents and forms.

2.

As of the date hereof, the following named person(s), who has executed the Agreement on behalf of the Customer, is an authorized person/officer (circle one) of the Customer serving in the capacity set forth opposite his/her name, and with respect to each position held with respect to the Customer, is duly elected, qualified, and acting as such and the signature appearing opposite his/her name is a true and genuine specimen of his/her signature:

Name	Title	Signature

Scott C. Kimple	Manager of GP	/s/ Scott C. Kimple

IN WITNESS WHEREOF, the undersigned has executed this Certificate and caused this Certificate to be delivered as of the date first written above.

By:	/s/ Scott C. Kimple

	Name:	Scott C. Kimple

	Title:	Manager of General Partner